As filed with the Securities and Exchange Commission on November 13, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROSPER MARKETPLACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	73-1733867
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

221 Main Street, Suite 300

San Francisco, CA 94105

(415) 326-6423

(Address of Principal Executive Offices)

Prosper Marketplace, Inc. 2025 Equity Incentive Plan

(Full Title of the Plans)

Edward R. Buell III, Esq.

General Counsel

221 Main Street, Suite 300

San Francisco, CA 94105

(415) 326-6423

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the above-named plans are granted, exercised and/or distributed.

EXPLANATORY NOTE

On April 25, 2025, the stockholders of Prosper Marketplace, Inc. (“Prosper”) approved the Prosper Marketplace, Inc. 2025 Equity Incentive (the “2025 Plan”), which the Board of Directors of Prosper had previously approved on April 7, 2025 (the “Effective Date”).

Prosper has prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) 12,081,595 shares of Prosper’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance under the 2025 Plan, (ii) up to 78,740,036 shares of Common Stock which were subject to outstanding awards under Prosper’s 2015 Amended and Restated Equity Incentive Plan (the “Prior Plan”) as of the October 15, 2025 (the “Outstanding Shares”), and (iii) pursuant to Rule 416 under the Securities Act, any additional shares of Common Stock that become issuable under the 2025 Plan by reason of any stock split, reverse stock split, stock dividend, combination, consolidation, reclassification of the shares or subdivision of the shares.

Pursuant to Section 3(b) of the Plan, the Outstanding Shares will be available for future grants under the 2025 Plan to the extent that, on or after the Effective Date, such awards under the Prior Plan are forfeited, canceled or expired.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, Prosper Marketplace, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

Prosper Marketplace, Inc. (“Prosper”) is subject to the informational and reporting requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “SEC”). The following documents, which are on file with the SEC, are incorporated in this Registration Statement by reference:

•	Prosper’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 26, 2025;

•	Prosper’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 14, 2025;

•	Prosper’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 14, 2025; and

•	Prosper’s Current Reports on Form 8-K, filed with the SEC on January 10, 2025, January 29, 2025, May 1, 2025, and September 17, 2025.

All documents subsequently filed by Prosper pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document or any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a subsequently filed document or statement contained therein that is or is also deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed on Form 8-K.

Prosper promptly will provide without charge to each person to whom a prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person directed to the General Counsel of Prosper at its principal offices, 221 Main Street, Suite 300, San Francisco, CA 94105, Telephone: (415) 326-6423.

Item 4. Description of Securities.

This section describes the general terms and provisions of Prosper’s Common Stock. The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to Prosper’s amended and restated certificate of incorporation, as amended to date (the “Certificate of Incorporation”), and bylaws, as amended to date (the “Bylaws”), each of which is incorporated by reference. We encourage you to read our Certificate of Incorporation and Bylaws for additional information. Capitalized terms used but not defined herein have the meanings ascribed to such terms in Prosper’s Certificate of Incorporation and Bylaws.

General

The total number of shares of stock that Prosper has authority to issue is 1,069,760,848, consisting of: (i) 625,000,000 shares of Common Stock, $0.01 par value per share, and (ii) 444,760,848 shares of Preferred Stock, $0.01 par value per share, of which: (a) 68,558,220 of which are designated as “Series A Preferred Stock,” (b) 24,760,915 are designated as “Series A- 1 Preferred Stock,” (c) 35,775,880 of which are designated as “Series B Preferred Stock,” (d) 24,404,770 of which are designated as “Series C Preferred Stock,” (e) 23,888,640 of which are designated as “Series D Preferred Stock,” (f) 35,544,141 of which are designated as “Series E-1 Preferred Stock,” (g) 16,858,078 of which are designated as “Series E-2 Preferred Stock,” (h) 171,720,707 of which are designated as “Series F Preferred Stock,” and (i) 37,249,497 of which are designated as “Series G Preferred Stock.”

Voting Rights

Shares of Common Stock are entitled to one vote per share. Holders of shares of our capital stock are not entitled to cumulate their votes in the election of directors to our Board of Directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by the holders of our preferred stock and the holders of Common Stock present in person or represented by proxy, voting together as a single class.

Election of Directors

So long as at least (i) 5,000,000 shares (as adjusted for Recapitalizations) of Series A Preferred Stock remain outstanding, the holders of shares of Series A Preferred Stock, voting as a separate class, will be entitled to elect one member of Prosper’s Board of Directors at each meeting or pursuant to each consent of Prosper’s stockholders for the election of directors, (ii) 5,000,000 shares (as adjusted for Recapitalizations) of Series A-1 Preferred Stock remain outstanding, the holders of shares of Series A-1 Preferred Stock, voting as a separate class, will be entitled to elect one member of Prosper’s Board of Directors at each meeting or pursuant to each consent of Prosper’s stockholders for the election of directors, (iii) 5,000,000 shares (as adjusted for Recapitalizations) of Series C Preferred Stock remain outstanding, the holders of shares of Series C Preferred Stock, voting as a separate class, will be entitled to elect one member of Prosper’s Board of Directors at each meeting or pursuant to each consent of Prosper’s stockholders for the election of directors, and (iv) 1 share (as adjusted for Recapitalizations) of Series F Preferred Stock remains outstanding, the holders of shares of Series F Preferred Stock, voting as a separate class, will be entitled to elect one member of Prosper’s Board of Directors at each meeting or pursuant to each consent of Prosper’s stockholders for the election of directors. The holders of Common Stock, voting as a separate class, will be entitled to elect one member of Prosper’s Board of Directors at each meeting or pursuant to each consent of Prosper’s stockholders for the election of directors. Any additional members of Prosper’s Board of Directors will be elected by the holders of Common Stock and Preferred Stock, voting together as a single class, on an as converted basis. Under certain circumstances, the Board of Directors may elect one or more directors to fill a vacancy or vacancies on the Board of Directors. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy will vote to fill such vacancy.

BHCA Shareholders

If a “BHCA Shareholder” (any holder of Prosper capital stock that has provided written notice to Prosper of its election to be treated as a BHCA Shareholder), together with any “Affiliates” (as defined in the U.S. Bank Holding Company Act of 1956, and Regulation Y), at any time holds any shares of capital stock of Prosper that, on an individually converted basis and in the aggregate, constitute more than 4.99% of a class of voting securities of Prosper (such shares, “Excess Shares”), then any Excess Shares will not be entitled to vote or consent to any matter pursuant to Prosper’s Amended and Restated Certificate of Incorporation, and such Excess Shares will not be entitled to vote or to be counted for purposes of determining whether any vote required under Prosper’s Certificate of Incorporation has been approved by the requisite percentage of voting securities or to be counted towards any quorum required pursuant to Certificate of Incorporation.

If a BHCA Shareholder and one or more of its Affiliates each hold shares of capital stock of Prosper that in aggregate constitute more than 4.99% of a class of voting securities of Prosper, the BHCA Shareholder and its Affiliates may direct Prosper as to how to allocate the Excess Shares among the BHCA Shareholder and its Affiliates. Excess Shares will remain nonvoting upon transfer except that Excess Shares will be entitled to the full voting rights set forth for such shares pursuant to Certificate of Incorporation following the transfer of the Excess Shares to:

•	Prosper;

•	a transferee in a widespread public distribution of the voting securities of Prosper;

•	a transferee in a transfer or series of related transfers in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of Prosper; or

•	a transferee if such transferee would control more than 50% of the voting securities of Prosper without any transfer of Excess Shares.

Amendments to Certificate of Incorporation and Bylaws

As long as at least 5,000,000 shares (as adjusted for Recapitalizations) of the Preferred Stock are issued and outstanding, Prosper will not (by amendment, consolidation, merger or otherwise), without first obtaining (in addition to any other vote required by law or the Certificate of Incorporation) the approval by vote or written consent as provided by law of the holders of at least sixty percent (60%) of the voting power of all then outstanding shares of Preferred Stock:

•	amend, alter or repeal any provision of the Certificate of Incorporation or the Bylaws of Prosper, whether by merger or otherwise, if such action would adversely alter the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof, provided, however, that any such amendment or alteration that would disproportionately and adversely affect the rights, preferences and privileges of any series of Preferred Stock but not so affect all of the other series of Preferred Stock will require the written consent of the holders of a majority of all then outstanding shares of such series of Preferred Stock, voting as a separate class (in addition to any other approval which may be required);
•	increase or decrease (other than decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

•	authorize or create (by reclassification, merger or otherwise), or permit any subsidiary to authorize or create, any new class or series of shares having rights, preferences or privileges with respect to dividends, redemption or payments upon liquidation senior to or on a parity with any series of Preferred Stock or having voting rights other than those granted to the Preferred Stock generally;

•	take any action, or permit any subsidiary to take any action, resulting in the repurchase or redemption of shares of Common Stock or Preferred Stock, other than the repurchase of shares of Common Stock or Preferred Stock issued to or held by employees, officers, directors or consultants of or to Prosper or any of its subsidiaries upon termination of their employment or services approved by the Board of Directors or pursuant to agreements providing for the right of such repurchase between Prosper and such persons;

•	consummate a Liquidation Event, except any Liquidation Event in which the holders of Prosper’s equity securities receive at least $750 million in consideration (as determined by Prosper’s Board of Directors);

•	declare or pay, or permit any subsidiary to declare or pay, any Distribution with respect to the Preferred Stock or Common Stock of Prosper or the capital stock of any subsidiary, unless such Distribution is made to Prosper or any of its wholly owned subsidiaries;

•	take any action resulting in the increase or decrease of the authorized size of the Board of Directors;

•	create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by Prosper, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of Prosper, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) all or substantially all of the assets of such subsidiary, unless such sale, transfer, license or disposal is to Prosper or any of its wholly owned subsidiaries; or

•	amend the section of the Certificate of Incorporation containing the provisions related to Amendments and Changes to the Certificate of Incorporation.

As long as at least 5,000,000 shares (as adjusted for Recapitalizations) of the Series A-1 Preferred Stock are issued and outstanding, Prosper will not (by amendment, consolidation, merger or otherwise), without first obtaining (in addition to any other vote required by law or the Certificate of Incorporation) the approval by vote or written consent as provided by law of the holders of at least a majority of the voting power of all then outstanding shares of Series A-1 Preferred Stock:

•	amend, alter or repeal any provision of the Certificate of Incorporation (including without limitation by merger or consolidation) if such action would alter or change the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A-1 Preferred Stock, including without limitation the Series A-1 Preferred Stock voting threshold and the proviso for the benefit of the Series A-1 Preferred Stock set forth in the Certificate of Incorporation of Prosper;

•	increase or decrease (other than decreases resulting from conversion of the Series A-1 Preferred Stock) the authorized number of shares of Series A-1 Preferred Stock; or

•	amend the section of the Certificate of Incorporation containing the provisions related to Amendments and Changes related Series A-1 Preferred Stock.

As long as at least 5,000,000 shares (as adjusted for Recapitalizations) of Series D Preferred Stock are issued and outstanding, Prosper will not (by amendment, consolidation, merger or otherwise), without first obtaining (in addition to any other vote required by law or the Certificate of Incorporation) the approval by vote or written consent as provided by law of the holders of at least sixty percent (60%) of the voting power of all then outstanding shares of Series D Preferred Stock:

•	amend, alter or repeal any provision of the Certificate of Incorporation (including without limitation by merger or consolidation) (A) if such action would adversely alter or change the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series D Preferred Stock, and (B) if such amendment, alteration or repeal would not similarly affect the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series F Preferred Stock and Series G Preferred Stock; or

•	amend the section of the Certificate of Incorporation containing the provisions related to Amendments and Changes related to Series D Preferred Stock.

As long as at least 5,000,000 shares (as adjusted for Recapitalizations) of Series E-1 Preferred Stock and of Series E-2 Preferred Stock, in aggregate, are issued and outstanding, Prosper will not (by amendment, consolidation, merger or otherwise), without first obtaining (in addition to any other vote required by law or the Certificate of Incorporation) the approval by vote or written consent as provided by law of the holders of at least sixty percent (60%) of the voting power of all then outstanding shares of Series E-1 Preferred Stock and Series E-2 Preferred Stock (voting together as a single class):

•	amend, alter or repeal any provision of the Certificate of Incorporation (including without limitation by merger or consolidation) (A) if such action would adversely alter or change the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series E-1 Preferred Stock or Series E-2 Preferred Stock, and (B) if such amendment, alteration or repeal would not similarly affect the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series F Preferred Stock and Series G Preferred Stock;

•	increase or decrease (other than decreases resulting from conversion of the Series E-1 Preferred Stock or Series E-2 Preferred Stock) the authorized number of shares of Series E-1 Preferred Stock or Series E-2 Preferred Stock; or
•	amend the section of the Certificate of Incorporation containing the provisions related to Amendments and Changes related to Series E-1 Preferred Stock or Series E-2 Preferred Stock.

As long as at least 5,000,000 shares (as adjusted for Recapitalizations) of Series F Preferred Stock are issued and outstanding, Prosper will not (by amendment, consolidation, merger or otherwise), without first obtaining (in addition to any other vote required by law or this Certificate of Incorporation) the approval by vote or written consent as provided by law of the holders of at least sixty percent (60%) of the voting power of all then outstanding shares of Series F Preferred Stock:

•	amend, alter or repeal any provision of the Certificate of Incorporation (including without limitation by merger or consolidation) (A) if such action would adversely alter or change the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series F Preferred Stock, and (B) if such amendment, alteration or repeal would not similarly affect the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, and Series G Preferred Stock; or

•	amend the section of the Certificate of Incorporation containing the provisions related to Amendments and Changes related to Series F Preferred Stock.

As long as at least 5,000,000 shares (as adjusted for Recapitalizations) of Series G Preferred Stock are issued and outstanding, Prosper will not (by amendment, consolidation, merger or otherwise), without first obtaining (in addition to any other vote required by law or the Certificate of Incorporation) the approval by vote or written consent as provided by law of the holders of at least sixty percent (60%) of the voting power of all then outstanding shares of Series F Preferred Stock:

•	amend, alter or repeal any provision of the Certificate of Incorporation (including without limitation by merger or consolidation) (A) if such action would adversely alter or change the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series G Preferred Stock, and (B) if such amendment, alteration or repeal would not similarly affect the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, and Series F Preferred Stock;
•	increase or decrease (other than decreases resulting from conversion of the Series G Preferred Stock) the authorized number of shares of Series G Preferred Stock; or

•	amend the section of the Certificate of Incorporation containing the provisions related to Amendments and Changes related to Series G Preferred Stock.

Dividend Rights

No Distributions will be made with respect to the Common Stock until all declared dividends (if any) on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E-1 Preferred Stock, Series E-2 Preferred Stock, Series F Preferred Stock and Series G Preferred Stock have been paid or set aside for payment to the Series A Preferred Stockholders, Series B Preferred Stockholders, Series C Preferred Stockholders, Series D Preferred Stockholders, Series E-1 Preferred Stockholders, Series E-2 Preferred Stockholders, Series F Preferred Stockholders and Series G Preferred Stockholders. After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

No Preemptive or Redemption Rights

Shares of our Common Stock are not entitled to preemptive rights and are not subject to redemption or sinking fund provisions.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding-up, the holders of Series A Preferred Stock and Common Stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of our outstanding Preferred Stock; provided, however, that the Series A Preferred Stockholders will not receive a maximum aggregate amount per share upon any liquidation, dissolution or winding-up that exceeds three times the original issue price for the Series A Preferred Stock.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws, which are summarized in the following paragraphs, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders:

•	Limited Calling of Special Meetings of Stockholders. Our Bylaws provide that special meetings of our stockholders may be called only by the board of directors or by stockholders owning shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.

•	Vacancies. Our Certificate of Incorporation provides that if a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy. Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Exculpation. Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its security holders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Prosper has included such provisions in our Certificate of Incorporation.

Indemnification. Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is a party, or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Prosper’s Certificate of Incorporation and Bylaws provide for indemnification of its officers and directors to the full extent permitted by applicable law.

In addition to the indemnification provided for in Prosper’s Certificate of Incorporation and Bylaws, Prosper has entered into indemnification agreements with each of its directors and officers. The indemnification agreements require Prosper, among other things, to indemnify such persons for all expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement (if such settlement is approved in advance by Prosper) (collectively, “Expenses”), actually and reasonably incurred by such person in connection with the investigation, defense or appeal of any proceeding to which such person may be made a party, a potential party, a non-party witness, or otherwise by reason of: (i) such person’s service as a director or officer of Prosper; (ii) any action or inaction taken by such person or on such person’s part while acting as director, officer, employee or agent of Prosper; or (iii) such person’s actions while serving at the request of Prosper as a director, officer, employee, trustee, general partner, managing member, agent or fiduciary of Prosper or any other entity, in each case, whether or not serving in any such capacity at the time any liability or expense is or was incurred. In addition, Prosper is required to indemnify against any Expenses actually and reasonably incurred in connection with any action establishing or enforcing a right to indemnification or advancement of expenses under the indemnification agreement or under any directors’ and officers’ liability insurance policies maintained by Prosper to the extent that such person is successful in such action. The indemnification agreements also provide that Prosper agrees to indemnify such persons to the fullest extent permitted by law, even if such indemnification is not specifically authorized by the other provisions of the agreement or Prosper’s Certificate of Incorporation or Bylaws. Moreover, the indemnification agreements provide that any future changes under Delaware law that expand the ability of a Delaware corporation to indemnify its officers and directors are automatically incorporated into the agreements. The indemnification agreements also stipulate certain circumstances in which Prosper is not obligated to provide indemnification, including without limitation, any proceedings or claims initiated or brought voluntarily by the director or officer and not by way of defense (unless such indemnification is authorized by Prosper), other than a proceeding to establish such person’s right to indemnification.

Insurance. Prosper has in effect, and intends to maintain, insurance to cover any person who is or was one of our directors, officers, and certain employees or agents, against any liability asserted against him or her in that capacity, or arising out of his or her status as such.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference				Filed Herewith
	Exhibit Description	Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Prosper Marketplace, Inc., as further amended on October 15, 2018	10-Q	333-204880	3.2	November 13, 2018

4.2	Bylaws of Prosper Marketplace, Inc., dated March 22, 2005, as amended by Amendment No. 1 dated February 15, 2016 and Amendment No. 2 dated May 19, 2020	10-Q	333-225797-01	3.4	August 14, 2020

4.3	Prosper Marketplace, Inc. 2025 Equity Incentive Plan	10-Q	333-257739	10.1	August 14, 2025

5.1	Opinion of Edward R. Buell, General Counsel and Secretary of Prosper					X

23.1	Consent of Edward R. Buell (included in Exhibit 5.1)					X

23.2	Consent of Deloitte & Touche LLP					X

24.1	Power of Attorney (included on Signature Page)					X

107	Filing Fee Table					X

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that, Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California on November 13, 2025.

PROSPER MARKETPLACE, INC.

By:	/s/ David Kimball
Name:	David Kimball
Title:	Chief Executive Officer and Chairman of the Board

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Usama Ashraf, David Kimball, and Edward R. Buell III, and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, to do any and all things in their name in the capacity indicated below which he may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration of shares of Common Stock to be issued and sold under the Prosper Marketplace, Inc. 2025 Stock Plan, including specifically, but not limited to, power and authority to sign for them in their name in the capacity indicated below this Registration Statement and any and all amendments (including post-effective amendments) thereto; and each of them hereby approves, ratifies and confirms all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ David Kimball	Chief Executive Officer and Chairman of Board (Principal Executive Officer)	November 13, 2025
David Kimball

/s/ Usama Ashraf	Chief Financial Officer (Principal Financial Officer)	November 13, 2025
Usama Ashraf

/s/ Thomas R. Kearney	Director	November 13, 2025
Thomas R. Kearney

/s/ Peter J. deSilva	Director	November 13, 2025
Peter J. deSilva